                                                                     Exhibit 4.2

                             SETTLEMENT AGREEMENT
                             --------------------

        THIS SETTLEMENT AGREEMENT (the "Agreement") is entered into by and between Robert B. Hydeman ("Hydeman"); Ray Robbins ("Robbins") and Robbins Enterprises, Inc. ("REI") (collectively, the "Robbins Respondents"); and Mannatech Incorporated ("Mannatech"), (collectively, the "Parties"):

        WHEREAS, early in Mannatech's existence (Mannatech was formerly known as Emprise International, Inc.), Robbins and Hydeman had a certain working relationship involving the development of Mannatech's business;

        WHEREAS, early in Mannatech's formation, Mannatech had separately entered into compensation agreements with Robbins to devote his efforts in the marketing and development of Mannatech's sales and distribution network ("the Compensation Agreements");

        WHEREAS, disputes have arisen between Hydeman, on the one hand, and the Robbins Respondents, on the other hand, concerning various issues including the following: the type, nature, and scope of the working relationship between Robbins and Hydeman and their relationship to Mannatech; the allocation of commission income from and ownership interests in three specific associate positions, namely, Top Gun, Control #727, Rowboat & Battleship, Control #741, and Bob & Ratio, Control #947 (the "Three Positions"); Robbins' Compensation Agreements with Mannatech; and other related issues;

        WHEREAS, Hydeman filed suit against the Robbins Respondents and Mannatech in Cause No. 98-5161E in the County Court of Law No. 5 of Dallas

SETTLEMENT AGREEMENT - Page 1

County, Texas (the "State Court Lawsuit"), which was subsequently compelled by that court to be arbitrated by the American Arbitration Association as Cause No. 71-181-00497-98 (the "Arbitration Proceeding") pursuant to the arbitration provision of the Mannatech Associate Application;

        WHEREAS, in addition to the claims stated in Hydeman's Petition and in his Statement of Claims submitted in the State Court Lawsuit and the Arbitration Proceeding, the Robbins Respondents and Mannatech asserted counterclaims against Hydeman;

        WHEREAS, the Robbins Respondents and Mannatech deny all claims made against them by Hydeman, and Hydeman denies all claims made against him by the Robbins Respondents and Mannatech;

        WHEREAS, there are bona fide disputes among the parties with respect to the claims made by or against such parties;

        WHEREAS, each of the parties to this Agreement has made their own respective determination that it is in their best interest to settle all disputes and controversies among and between them as set forth in this Agreement.

        NOW THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is admitted, the signatories to this Agreement agree as follows:

        1. This Agreement shall be effective (the "Effective Date") as signed and executed by the parties on July 2, 1999.

SETTLEMENT AGREEMENT - Page 2

        2. On the Effective Date, the Robbins Respondents shall pay to Hydeman the total sum of Six Hundred Seventy-Five Thousand Dollars ($675,000.00) (the "Settlement Payment"), plus an additional sum in the amount of $13,106.00. The Settlement Payment shall be made payable jointly to Hydeman and his attorneys, Beckham & Thomas.

        3. Hydeman will continue to receive a 1/3 allocation of the commission income generated by the Three Positions until the Settlement Payment described in paragraph 2 is delivered to Hydeman's counsel, after which time such payments and any rights to such payments of this commission income will terminate, and Hydeman shall no longer receive or have any rights to receive any payments of income from Mannatech relating to the Three Positions, regardless of when such income arguably accrued or arose, whether in arrears or otherwise. As of the date of the Settlement Payment, the Rule 11 Agreement dated on or about June 19, 1998, and the letter of settlement in principle dated on or about June 17, 1999, shall no longer be in effect and are otherwise superseded by this Agreement.

        4. Subject to the agreement of Robbins and Hydeman to all requirements of them set forth herein as to the assignment of Mannatech stock, Robbins Respondents and Mannatech will deliver at closing the letter signed by Ray Robbins and Mannatech to the transfer agent for assignment of Mannatech stock in the amount of 40,000 shares from Robbins to Hydeman, which Hydeman acknowledges as a sufficient assignment of the stock. The transfer agent shall process the reissuance of such stock in its ordinary course of business.

SETTLEMENT AGREEMENT - Page 3

     5. In consideration of the payment of $675,000 and the assignment of 40,000 shares of Mannatech common stock by Robbins to Hydeman, Hydeman agrees to relinquish to Robbins any and all perceived or true rights in the three below-listed Mannatech positions, including the business books and records for each of the positions, the associate base or "downline," and all of the information base previously used or associated with each of the positions, and the right to receive any benefits or cash flow from Mannatech for each of the positions, the positions being Top Gun, Control No. 727; Rowboat & Battleship, Control No. 741; and Bob & Ratio, Control No. 947, to the effect that Robbins Respondents will be the sole person(s) currently entitled to income from such positions. Nothing herein shall be construed to affect the Robert B. Hydeman personal position Control No. 747, or its associate base or "downline."
     6. Mannatech shall undertake all commercially reasonable steps to register the 40,000 Mannatech shares assigned to Hydeman under its currently pending S-1 Registration Statement (which is subject to the approval of the Securities and Exchange Commission and which may be delayed or otherwise adversely affected by future events) upon the following further agreements of the parties hereto:
           a) Hydeman hereby agrees that any Mannatech shares he receives pursuant to the settlement with Robbins are subject to the agreement ("Lock Up Agreement") between Robbins and Mannatech, which prohibits any transfer of any such shares prior to August 11, 1999, and remain subject





SETTLEMENT AGREEMENT - PAGE 4
        thereto in Hydeman's hands, and are not registered under the Securities Act of 1933. Hydeman has been furnished a copy of the Lock Up Agreement and agrees hereby to be bound by all terms of the Lock Up as to the 40,000 shares. Any shares received by Hydeman from Robbins shall bear appropriate restrictive legends as to both unregistered stock and the Lock Up Agreement.

                b) Robbins and Hydeman hereby agree to take all reasonable steps necessary or requested by Mannatech, its securities counsel or its certified public accountants, in connection with and to facilitate the assignment, reissuance and/or registration of such 40,000 shares.

                c) Mannatech agrees to take all commercially reasonable steps to see that such shares are included for registration in an S-1 Registration Statement being filed on behalf of certain Mannatech shareholders. In order to register the 40,000 shares that Robbins is assigning to Hydeman and in consideration of a strictly limited release of the Lock Up Agreement to which such shares are subject to effect the proposed assignment to Hydeman only, Hydeman agrees to be bound by an agreement, which is subject to the approval to Mannatech's outside securities counsel and independent certified public accountants, to be entered into among certain of the shareholders ("Agreeing Shareholders") whose shares are intended to be registered (or in the case of Hydeman, may be registered) in the pending S-1 Registration Statement, to the effect that a designated representative of such Agreeing



SETTLEMENT AGREEMENT - Page 5

     Shareholders shall trade the shares of all of the Agreeing Shareholders in a manner so as to maintain the market price and stability of Mannatech stock in the marketplace, with the proceeds of such sales being divided ratably among such Agreeing Shareholders. Under such an agreement, such Agreeing Shareholders are expected to use the same broker, with each Agreeing Shareholder bearing the costs of disposition and brokerage associated with the disposition and sale of his shares and any applicable taxes. Should Mannatech's securities counsel or certified public accountants not approve such agreement, it will not be required;

          d) Hydeman and Robbins agree that approval of Mannatech's board of directors, securities counsel, and independent certified public accountants of the registration and offering documents and

          e) the approval of Mannatech's Board of Directors of the settlement documents and all terms and conditions thereof is required for this settlement and the proposed registration to be final and binding.

     7. Should Hydeman desire to pledge any of the shares acquired from Robbins as collateral for a loan from a commercial lending institution during the Lock Up period, Mannatech will consider waiving the restriction on encumbrances if the following information is provided at the time a waiver is requested: Lender, Amount, Term, Number of Shares to be pledged, Events of Default, provisions on opportunity to cure default. After being provided that information, Mannatech, in its sole discretion, shall determine whether it will waive the prohibition on


SETTLEMENT AGREEMENT - Page 6
encumbrance of such shares at all, and, Hydeman should expect that if Mannatech consents to some waiver, it may require certain conditions, including but not limited to, notice of default and a limited option to takeout in the event of default. Mannatech, as a public company, cannot waive restrictions such as those in the Lock Up Agreement without the ability to assess any risk or harm to the company from such waiver and without specific approval of such waiver by Mannatech's Board of Directors.

     8. Within five (5) business days of Hydeman's receipt of stock certificates for 40,000 shares of Mannatech stock, the Parties will execute, file, and cause to be entered in the Arbitration Proceeding the Agreed Motion to Dismiss and Agreed Order of Dismissal With Prejudice in the forms attached as Exhibits "A" and "B," and will execute, file and cause to be entered in the State Court Lawsuit the Agreed Motion to Dismiss and Agreed Order of Dismissal With Prejudice in the forms attached as Exhibits "C" and "D". Hydeman shall notify his counsel on the date of such receipt of stock, and his counsel will notify all parties in writing that day of such receipt.

     9. Effective as of the Effective Date, Hydeman (for himself and his respective heirs, estates, executors, administrators, predecessors, successors, assigns, shareholders, directors, officers, employees, agents, representatives, spouses, attorneys, subsidiaries, related corporations, partners, related partnerships, and other related entities) (collectively the "Hydeman Releasing Parties") do hereby unconditionally, fully and completely release, acquit and forever discharge, the


SETTLEMENT AGREEMENT - Page 7

Robbins Respondents and Mannatech and each of their respective predecessors, successors, assigns, shareholders, directors, officers, employees, agents, representatives, attorneys, subsidiaries, related corporations, partners, related partnerships, and other related entities (collectively the "Defendant Released Parties") from any and all claims, demands, actions, causes of action, suits, debts, compensation, bonus, commissions, accounts, notes, covenants, contracts, agreements, promises, liabilities, damages, losses, costs and expenses whatsoever (collectively "Claims"), known or unknown, accrued or unaccrued, in law or in equity relating to any matter whatsoever that has occurred or has failed to occur as of the Effective Date, including but not limited to any Claims in any way related to: a) the Robbins and Hydeman working relationships; b) any breach of contract (oral or written), actions, inaction, representations, omissions, commissions, conspiracy, actual fraud, constructive fraud, misrepresentation, breach of fiduciary duty, or breach of confidential relationship by the Defendant Released Parties prior to the Effective Date; c) the State Court Lawsuit, the claims, counterclaims, defenses and allegations made or that could have been made in the State Court Lawsuit, and the facts and circumstances involved, in the State Court Lawsuit; d) any claims, counterclaims, defenses and allegations made or that could have been made regarding an alleged partnership between Robbins and Hydeman; e) any claims, counterclaims, defenses and allegations made or that could have been made regarding the Compensation Agreements; and f) any claim that this Agreement was induced by any fraudulent or negligent act or omission or results in or from any

SETTLEMENT AGREEMENT - Page 8
actual or constructive fraud, negligent misrepresentation, conspiracy, breach of fiduciary duty, breach of confidential relationship, or a breach of any other duty under law or in equity; excluding an action for breach of contract based on breach of this Agreement; notwithstanding the foregoing or anything else in this
                          ------------------------------------------------------
Agreement, none of the Hydeman Releasing Parties release any rights created by
------------------------------------------------------------------------------
this Agreement nor do they release any claims against Mannatech for accrued but
--------------
unpaid funds due and owing from Mannatech to the following Associate Positions owned by the Hydeman Releasing Parties: Robert B. Hydeman, Control No. 747. THIS PARAGRAPH 9 IS INTENDED TO BE A GENERAL RELEASE OF ALL CLAIMS, EXCEPT THOSE SPECIFICALLY EXCLUDED HEREIN, SO, TO THE EXTENT THAT THE HYDEMAN RELEASING PARTIES STILL POSSESS ANY VIABLE CLAIMS OR CAUSES OF ACTION AGAINST THE DEFENDANT RELEASED PARTIES, THE HYDEMAN RELEASING PARTIES HEREBY ASSIGN TO THE ROBBINS RESPONDENTS AND MANNATECH ALL CLAIMS THEY HAVE OF ANY KIND AGAINST THE DEFENDANT RELEASED PARTIES, EXCEPT THOSE SPECIFICALLY EXCLUDED HEREIN.

        10. Effective as of the Effective Date, the Robbins Respondents and Mannatech (for themselves and their respective predecessors, successors, assigns, shareholders, directors, officers, employees, agents, representatives, spouses, attorneys, subsidiaries, related corporations, partners, related partnerships, and other related entities) (collectively the "Defendant Releasing Parties") do hereby unconditionally, fully and completely release, acquit and forever discharge Robert

SETTLEMENT AGREEMENT - Page 9

B. Hydeman and each of his respective heirs, estates, executors, administrators, predecessors, successors, assigns, shareholders, directors, officers, employees, agents, representatives, attorneys, subsidiaries, related corporations, partners, related partnerships, and other related entities (collectively the "Hydeman Released Parties"), from any and all claims, demands, actions, causes of action, suits, debts, compensation, bonus, commissions, accounts, notes, covenants, contracts, agreements, promises, liabilities, damages, losses, costs and expenses whatsoever (collectively "Claims"), known or unknown, accrued or unaccrued, in law or in equity relating to any matter whatsoever that has occurred or has failed to occur as of the Effective Date, including but not limited to any Claims in any way related to a) the Robbins and Hydeman working relationships; b) any breach of contract (oral or written), actions, inaction, representations, omissions, commissions, conspiracy, actual fraud, constructive fraud, misrepresentation, breach of fiduciary duty, or breach of confidential relationship by the Defendant Released Parties prior to the Effective Date; c) the State Court Lawsuit, the claims, counterclaims, defenses and allegations made or that could have been made in the State Court Lawsuit, and the facts and circumstances involved, in the State Court Lawsuit; d) any claims, counterclaims, defenses and allegations made or that could have been made regarding an alleged partnership between Robbins and Hydeman; e) any claims, counterclaims, defenses and allegations made or that could have been made regarding the Compensation Agreements; and f) any claim that this Agreement was induced by any fraudulent or negligent act or omission or results in or from any

SETTLEMENT AGREEMENT - Page 10
actual or constructive fraud, negligent misrepresentation, conspiracy, breach of fiduciary duty, breach of confidential relationship, or a breach of any other duty under law or in equity; excluding an action for breach of contract based on breach of this Agreement; notwithstanding the foregoing or anything else in this
                          ------------------------------------------------------
Agreement, none of the Defendant Releasing Parties release any rights created by
--------------------------------------------------------------------------------
this Agreement and Mannatech does not release Hydeman's obligations as a
--------------
Mannatech Associate pursuant to his Associate Agreement with regard to the following Associate Positions owned by the Hydeman Releasing Parties: Robert B. Hydeman, Control No. 747. THIS PARAGRAPH 10 IS INTENDED TO BE A GENERAL RELEASE OF ALL CLAIMS, EXCEPT THOSE SPECIFICALLY EXCLUDED HEREIN, SO, TO THE EXTENT THAT THE DEFENDANT RELEASING PARTIES STILL POSSESS ANY VIABLE CLAIMS OR CAUSES OF ACTION AGAINST HYDEMAN, THE DEFENDANT RELEASING PARTIES HEREBY ASSIGN TO HYDEMAN ALL CLAIMS THEY HAVE OF ANY KIND AGAINST THE HYDEMAN RELEASED PARTIES, EXCEPT THOSE SPECIFICALLY EXCLUDED HEREIN,

        11. Notwithstanding any other provision of this Agreement, all parties remain subject to the Agreed Protective Order and Stipulation For Confidential Information entered by the Panel on March 24, 1999 and the Addendum To Agreed Protective Order and Stipulation For Confidential Information, and will continue in effect after the Effective Date. Effective as of the Effective Date, the parties state that they will refrain from making public statements

SETTLEMENT AGREEMENT - Page 11
about the terms of this settlement and that any statements made by any party regarding this settlement shall be consistent with the terms of this Agreement. Notwithstanding anything to the contrary in this paragraph, nothing herein will prevent a party from: i) producing a copy of the Agreement in response to a valid discovery request; ii) from providing a copy of the Agreement to any accountant or attorney if required for the filing of any tax returns or other filings required by law or by court order; iii) disclosing the terms of the Agreement to any officer of a corporate party, to the extent such disclosure is related to the performance of that officer's duties for the corporation; iv) in any action to enforce the Agreement, or (v) Mannatech making all reports and disclosures required or advisable pursuant to Texas and federal securities laws, provided, however, that: i) in the event a party receives a subpoena or demand
--------  -------
for the production of the Agreement or the disclosure of any of its terms, the party will immediately notify the other party and its attorney in writing of the request; and ii) the party shall not produce the Agreement or disclose its terms until the other parties have been given a reasonable opportunity to seek an appropriate confidentiality or other order from the court.

        12. The parties each covenant not to sue one another with respect to any claims released or assigned by this Agreement.

        13. Each of the parties to this Agreement hereby represents and warrants to each of the other parties as follows:

             a) the person executing this Agreement on behalf of such party has full power and authority to enter into this Agreement and to perform all

SETTLEMENT AGREEMENT - Page 12
of that party's obligations as herein set forth or contemplated, and, in the case of a corporate or partnership party, the undersigned corporate officer or partnership representative has been duly authorized by all necessary corporate or partnership actions to deliver this Agreement on behalf of such corporation or partnership;

        b)      the execution of this Agreement, and the performance of the obligations set forth herein, do not and will not constitute a default (or with the giving of notice or passage of time will not constitute a default) under any document or agreement by which such party is bound;

        c)      prior to the execution of this Agreement by each such party,

such party has fully informed themselves as to the terms, contents, provisions and effects of this Agreement, and all facts and conditions sufficient and necessary to the decision to execute this Agreement;

        d)      prior to the execution of this Agreement by each such party,

such party has had the benefit of the advice of an attorney or attorneys chosen and employed by that party concerning this Agreement;

        e)      no promise or representation of any kind has been made to that party or his representative by any other party or his representative except as expressly set forth in this Agreement;

        f)      such party is not relying on any oral understandings, oral representations, or oral agreements of any kind or on any other matter not




SETTLEMENT AGREEMENT-Page 13
     expressly stated in this Agreement and any such reliance would be unintended by the other parties and otherwise unreasonable and unjustifiable;

          g) this Agreement shall remain in all respects effective and not subject to termination, modification or rescission by any difference in facts or circumstances hereafter occurring, becoming known or becoming known differently; and

          h) this Agreement constitutes a valid, binding, and enforceable obligation of that party, its terms are lawful and fair, and it constitutes an equitable settlement of their differences; and

          i) each party to bear his or its own tax consequences of this settlement.

     14. Each party further declares and represents that this Agreement contains and constitutes the entire agreement between the parties with respect to the subject matter hereof and terminates, supersedes, and replaces any and all prior arrangements, understandings, representations, promises, inducements, or other communications, whether written or oral between the parties, except as expressly stated herein. This Agreement can only be amended in writing signed by all of the parties hereto.

     15. Each party declares and represents that such person is the sole owner and holder of the claims they are releasing by this Agreement and no such claims have been assigned or otherwise transferred, in whole or in part, to any other person or entity. Hydeman agrees to and does hereby indemnify and hold harmless the

SETTLEMENT AGREEMENT - Page 14

Robbins Respondents and Mannatech from any losses, costs, damages, and demands,

including attorney's fees, resulting from any claim made by or through Hydeman with respect to any claim released or assigned by Hydeman by this Agreement.

The Robbins Respondents agree to and do hereby indemnify and hold harmless

Hydeman from any losses, costs, damages, and demands, including attorneys' fees,

resulting from any claim made by or through the Robbins Respondents with respect to any claim released or assigned by the Robbins Respondents by this Agreement.

        16.     No delay or omission by the party to exercise any right in connection herewith shall impair such right or be construed to be a waiver thereof, and no waiver of any right or the breach of any provision hereof shall be construed to be a waiver of any other right or provision or any subsequent breach of such provision.

        17.     Each party acknowledges and agrees that this Agreement is being executed, and the consideration hereunder being given by each party, in full compromise and settlement of disputed claims between the parties and to avoid further trouble, litigation, and expense and that the fact of this Agreement shall not be taken in any way as an admission of fact or liability by any party.

        18.     The parties agree that each will pay their own respective court costs and attorneys' fees in connection with the State Court Lawsuit and the

Arbitration Proceeding.

        19.     THIS SETTLEMENT AGREEMENT, ANY DISPUTES WHICH MAY ARISE IN

CONNECTION WITH THE INTERPRETATION OR



SETTLEMENT AGREEMENT-Page 15













































,

ENFORCEMENT OF THE SETTLEMENT AGREEMENT, AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES GENERALLY SHALL BE GOVERNED BY THE LAWS OF THE STATE OF TEXAS AND WITHOUT REGARD OR REFERENCE TO CHOICE OR CONFLICT OF LAW RULES.

        20. If one or more disputes arise with regard to the interpretation and/or performance of this Agreement or any of its provisions, the parties agree to attempt to resolve same by phone conference: if the parties cannot resolve their differences by phone conference, then each agrees to schedule one day of mediation within thirty (30) days to resolve the disputes and to share the costs of the mediation equally. If a party refuses to mediate as set out above, then that party may not recover attorneys' fees or costs in any arbitration brought to construe or enforce this Agreement. Otherwise, if mediation is unsuccessful, then the prevailing party or parties in later arbitration that participated in the mediation shall be entitled to recover reasonable attorneys' fees and expenses, including the cost of the unsuccessful mediation. Notwithstanding the foregoing, this paragraph 20 shall not apply to any suits or claims for injunctive relief.

        21. In all instances in which a party to this Agreement is required under this Agreement to do any act at a particular time or within a particular period of time, time is of the essence in the performance of such act.

        22. Each party represents that such party has substantial experience in negotiating contracts, that this Agreement is the product of negotiations among the

SETTLEMENT AGREEMENT - Page 16
parties, and that, therefore, no party to this Agreement shall be charged with having promulgated this Agreement.

        23. All notices under this Agreement shall be in writing and delivered by certified mail, return receipt requested, at the addresses listed below:

                 Hydeman:

                    Robert B. Hydeman
                    13743 Creekside Place
                    Dallas, Texas 75240

                 the Robbins Respondents:

                    Ray Robbins
                    2201 Ingleside
                    Grand Prairie, Texas 75050

                Mannatech:

                    c/o Deanne Varner
                    600 S. Royal Lane, Suite 200
                    Coppell, Texas 75019

        24. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original for all purposes, and all of which together shall constitute one instrument.

        25. The parties agree that this settlement agreement is not subject to revocation.

        26. The parties agree that any controversy or claim arising out of or relating to this Agreement or the breach of this Agreement, except claims for injunctive relief, shall be resolved exclusively by arbitration administered by the American Arbitration Association. The arbitration will be conducted in Dallas,

SETTLEMENT AGREEMENT - Page 17

Texas by three (3) arbitrators selected in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The Commercial Arbitration Rules of the American Arbitration Association rules shall also govern the arbitration proceeding, and the judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

SETTLEMENT AGREEMENT - Page 18

/s/ ROBERT B. HYDEMAN                                                7/2/99
------------------------------------                            ----------------
ROBERT B. HYDEMAN                                               DATE


/s/ RAY ROBBINS                                                      7/2/99
------------------------------------                            ----------------
RAY ROBBINS                                                     DATE


/s/ RAY ROBBINS                                                      7/2/99
------------------------------------                            ----------------
ROBBINS ENTERPRISES, INC.                                       DATE
BY: RAY ROBBINS


/s/ DEANNE VARNER                                                    7/2/99
------------------------------------                            ----------------
MANNATECH INCORPORATED                                          DATE
BY: DEANNE VARNER,
    VICE PRESIDENT AND
    GENERAL COUNSEL


SETTLEMENT AGREEMENT - Page 19

APPROVED AS TO FORM:


/s/ BLAKE C. BECKHAM                                                 7/2/99
------------------------------------                            ----------------
BLAKE BECKHAM                                                   DATE
JOSE PORTELA
ATTORNEYS FOR ROBERT B. HYDEMAN


/s/ VAN VANBEBBER                                                    7/2/99
------------------------------------                            ----------------
MARK K. SALES                                                   DATE
MARION TURNER "VAN" VANBEBBER
ATTORNEYS FOR RAY ROBBINS AND
ROBBINS ENTERPRISES, INC.


/s/ JOHN LILLY                                                       7/2/99
------------------------------------                            ----------------
JOHN LILLY                                                      DATE
ATTORNEY FOR MANNATECH INCORPORATED



SETTLEMENT AGREEMENT - Page 20